Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the prospectus, which is referred to and made part of this Registration Statement (Form S-3) of Pernix Therapeutics Holdings, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated March 29, 2012, with respect to the consolidated financial statements of Pernix Therapeutics Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Cherry Bekaert LLP (formerly Cherry, Bekaert & Holland, L.L.P.)

Atlanta, Georgia
January 15, 2013